Exhibit 99.1

Palomar Holdings, Inc. Announces Successful Placement of Aggregate Reinsurance Protection and Provides Estimated Fourth Quarter 2020 Catastrophe Losses

LA JOLLA, Calif., Feb. 04, 2021 (GLOBE NEWSWIRE) -- Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or “Company”) today announced that it secured $25.0 million of aggregate excess of loss reinsurance limit (“Aggregate Cover”). The Aggregate Cover incepts April 1, 2021, has an attachment point of $30.0 million and provides coverage for qualifying events within its per occurrence retention. Coverage applies across all perils including but not limited to earthquakes, hurricanes, convective storms, and floods above a qualifying level of $2.0 million in ultimate gross loss.

Palomar also announced an estimated range of pretax catastrophe losses of $15.0 million to $16.5 million for the fourth quarter of 2020, and approximately $1.5 million of favorable development from third quarter 2020 storms. Fourth quarter loss estimates represent anticipated losses from Hurricanes Delta and Zeta. Total net catastrophe losses for the quarter are expected to be between $14.0 and $15.0 million. The losses do not incorporate the previously announced exit of the Admitted Commercial All Risk segment or other underwriting changes put into place during the fourth quarter. The impact of those measures would have reduced net losses in the quarter to approximately $5.0 million.

During the fourth quarter of 2020, the Company incurred an expense acceleration of $4.1 million related to the original reinsurance layer providing $20.0 million of coverage in excess of $10.0 million. This layer was fully utilized (including a reinstatement) due to severe weather activity in the second half of 2020 and the Company subsequently placed a backup layer to provide equivalent coverage through June 1, 2021.  A portion of this backup layer was utilized during the fourth quarter, resulting in a reinstatement premium of $0.8 million, but the layer remains in place for storms and earthquakes through its expiration.

Palomar’s loss estimates are subject to change due to the complexity of the claims and preliminary nature of the information available to prepare the estimates. In addition, Palomar’s financial closing and review procedures for the fiscal fourth quarter of 2020 are not yet complete. Updated loss estimates related to recent catastrophes will be reflected in Palomar’s fourth quarter and full year 2020 results.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company. Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients. Palomar’s underwriting and analytical expertise allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, hurricane and flood insurance. Palomar’s principal insurance subsidiary, Palomar Specialty Insurance Company, is an admitted carrier in 32 states and has an A.M. Best financial strength rating of “A-” (Excellent).

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Contact

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Investor Relations

Shannon Devine

1-619-771-1743

investors@plmr.com

Source: Palomar Holdings, Inc.